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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
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[JOHN Q. HAMMONS HOTELS, INC. LETTERHEAD]

Contact: Scott Tarwater                          Kelly Campbell
         John Q. Hammons Hotels, Inc.            Publicis Dialog for
         (417) 873-3591                          John Q. Hammons Hotels, Inc.
         scott.tarwater@jqh.com                  (972) 628-7738
                                                 kelly.campbell@publicis-usa.com

        SPECIAL COMMITTEE OF JOHN Q. HAMMONS HOTELS APPROVES TRANSACTION
              AGREEMENT BETWEEN INVESTOR GROUP AND JOHN Q. HAMMONS

         COMMITTEE ALLOWS PARTIES ADDITIONAL TIME TO COMPLETE DOCUMENTS

SPRINGFIELD, MO.--MAY 25, 2005-- John Q. Hammons Hotels, Inc. (AMEX:JQH) announced today that a special committee of its board of directors has approved an agreement to be entered into between an investor group and its principal stockholder, John Q. Hammons. The agreement between the investor group and Mr. Hammons describes the various arrangements proposed to be entered into between these parties in connection with the investor group's proposed acquisition of the Company. Either the investor group or Mr. Hammons may terminate the transaction agreement if, on or before June 2, 2005, the parties have not signed definitive agreements for each of the arrangements described in the transaction agreement. The Company's board of directors has allowed the parties until the earlier of June 30, 2005 or the termination of the transaction agreement to finalize these agreements.

The investor group also reconfirmed their offer to acquire the Company's Class A shares for $24.00 per share and acknowledged that the Special Committee has reserved the right to recommend to the Board that any merger be subject to the approval of a majority of the Class A stockholders other than Mr. Hammons and his affiliated entities.

A copy of the transaction agreement has been furnished to the Securities and Exchange Commission as an exhibit to a Form 8-K submitted today by the Company.

Commenting on the transaction agreement, the Chairman of the Special Committee, David Sullivan, said, "We are pleased that the investor group and Mr. Hammons have reached agreement on the basic terms of their proposed transactions. Given the complexity of the various arrangements to be entered into between them, we believe this represents meaningful progress. However, there remains no assurance that the investor group and Mr. Hammons ultimately will reach agreement on these arrangements."

                                     -MORE-

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ABOUT JOHN Q. HAMMONS HOTELS, INC.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqh.com.

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